Exhibit T3A.29.4

The Commonwealth of Massachusetts

MICHAEL JOSEPH CONNOLLY
FEDERAL IDENTIFICATION
Secretary of State
ONE ASHBURTON PLACE, BOSTON, MASS. 02108	No. 04-2547578
ARTICLES OF AMENDMENT
General Laws, Chapter 156B, Section 72
     This certificate must be submitted to the Secretary, of the Commonwealth within sixty days after the date of the vote of stockholders adopting the amendment. The fee for filing this certificate is prescribed by General Laws, Chapter 156B, Section 114. Make check payable to the Commonwealth of Massachusetts.

We, Paul S. Gass	, President / ~~Vice President~~, and
Cyril Hochberg	, Clerk/~~Assistant Clerk~~ of
EATON FINANCIAL CORPORATION

(Name of Corporation)

located at The Beaumont Building, P.O. Box 71, South Station, Framingham, MA 01701
do hereby certify that the following amendment to the articles of organization of the corporation was duly adopted on August 1, 1983, by the unanimous consent of the holders of
938,798	shares of	Common stock	out of	938,798	shares outstanding,
		(Class of Stock)

	shares of	(Class of Stock)	out of		shares outstanding, and

	shares of	(Class of Stock)	out of		shares outstanding,

CROSS OUT	two-thirds of each class outstanding and entitled to vote thereon
INAPPLICABLE
CLAUSE

1   For amendments adopted pursuant to Chapter 156B, Section 70.
2   For amendments adopted pursuant to Chapter 156B, Section 71.
Note If the space provided under any Amendment or item on this form is insufficient, additions shall be set forth on separate 8 1/2x11 sheets of paper leaving a left hand margin of at least 1 inch for binding. Additions to more than one Amendment may be continued on a single sheet so long as each Amendment requiring each such addition is clearly indicated.

FOR INCREASE IN CAPITAL FILL IN THE FOLLOWING:

The total amount of capital stock already authorized is	{	shares preferred shares common shares preferred shares common	} }	with par value without par value

The amount of additional capital stock authorized is	{	shares preferred shares common shares preferred shares common	} }	with par value without par value

VOTED:	To amend the Articles of Organization of the Corporation as follows:
That the Action by Unanimous Consent of Stockholders taken on June 27, 1983, with respect to the Amendment of Article 6 of the Articles of Organization, be rescinded and that a further Amendment to the Articles be filed with the office of the Secretary of the Commonwealth of Massachusetts to reflect the rescinding and deletion of the Additional Amendment to Article 6.

     The foregoing amendment will becomes effective when these articles of amendment are filed in accordance with Chapter 156B, Section 6 of The General Laws unless these articles specify, in accordance with the vote adopting the amendment, a later effective date not more than thirty days after such filing, in which event the amendment will become effective on such later date.
IN WITNESS WHEREOF AND UNDER THE PENALTIES OF PERJURY, we have hereto signed our names this      4th      day of      August      , in the year 1983

/s/ Paul S. Gass
Paul S. Gass	President/~~Vice President~~
Clerk/~~Assistant Clerk~~
/s/ Cyril Hochberg Cyril Hochberg